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Exhibit (e)(3)

Sepracor Inc.
84 Waterford Drive,
Marlborough, Massachusetts 01752
U.S.A.

June 13, 2009

CONFIDENTIAL

Dainippon Sumitomo Pharma Co., Ltd
541-0045
6-8 Doshomachi 2-Chome
Chuo-Ku, Osaka 541-0045
Japan

Attention: Yutaka Takeuchi, Executive Director, Strategic Planning & Business Development (Division)

Gentlemen:

        In connection with your consideration of a possible negotiated two-step tender offer/merger or similar negotiated transaction (a "transaction") with Sepracor Inc. (collectively with its subsidiaries, affiliates and divisions and predecessor entities, the "Company"), you have requested, and the Company is prepared to make available to you, certain information concerning its business, operations, assets and liabilities. As a condition to such information being furnished to you and your directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, debt (but not, for the avoidance of doubt, equity) financing sources and financial advisors) (collectively, "Representatives"), you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) which has been or is furnished to you or to your Representatives by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

        The term "Evaluation Material" shall be deemed to include any notes, analyses, reports, compilations, studies, interpretations, memoranda or other documents (regardless of the form thereof) prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, any information furnished to you or your Representatives pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by you or your Representatives in violation of this letter agreement; (ii) was within your possession prior to it being furnished to you by or on behalf of the Company pursuant hereto, provided that such information is not known by you to be subject to another confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information; (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information; or (iv) is independently developed by you or your Representatives without reference to or reliance on any of the Evaluation Material, as evidenced by contemporaneous written evidence of the same.

        You hereby agree that (i) you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible transaction between the Company and you or, following the occurrence of a Significant Event, in connection with any proposal by you for an alternative transaction involving the Company in response to such Significant Event (it being agreed that a proposal shall be deemed to be in response to a Significant Event if it is made known to the Company within 120 calendar days after the date of such event), (ii) the Evaluation Material will be kept confidential and (iii) you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (x) you may make any disclosure of such information to which the Company gives its prior written consent; and (y) any of such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating a possible transaction with the Company or the financing thereof, provided that each such Representative agrees to treat such information as confidential in accordance with the terms of this letter agreement. You shall be responsible for any breach of this letter agreement by any of your Representatives, and you agree, at your sole expense, to take all commercially reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

        In addition, the parties agree that, without the prior written consent of the other party or as otherwise permitted by this letter agreement, the parties and their Representatives will not disclose to any other person the existence of this letter agreement, the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof). Notwithstanding the foregoing, you may make such disclosure and provide such Evaluation Material to the company that is your parent company on the date of this letter agreement (which you have advised us holds at least a majority of your outstanding share capital) solely to the extent necessary to obtain approvals therefrom or to prepare required filings and other documents in connection with the consummation of a possible transaction, provided that your parent company agrees to treat such Evaluation Material as confidential in accordance with the terms of this letter agreement (as if it were a Representative hereunder) and you agree to be responsible for any breach of this letter agreement by your parent company and you agree, at your sole expense, to take all commercially reasonable measures (including but not limited to court proceedings) to restrain your parent company from prohibited or unauthorized disclosure or use of the Evaluation Material. Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Company, you will not, directly or indirectly, enter into any agreement, arrangement or understanding (other than with your Representatives in their capacities as such), or any discussions which might lead to such agreement, arrangement or understanding, with any person regarding a possible transaction involving the Company (except in respect of any possible financing of such transaction). The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any governmental representative or authority, corporation, company, partnership, joint venture, group, limited liability company, other entity or individual. Notwithstanding the foregoing, the Company may disclose the fact that it is pursuing strategic alternatives; provided, however, that, except to the extent required by applicable law, regulation or legal process (including the rules of applicable stock exchanges), the Company will not, without your prior written consent, identify you by name or identifiable description as being involved in discussions or negotiations concerning the transaction contemplated herein to any person other than directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) of the Company who reasonably require access to such information in connection with such transaction; provided, further, that prior to making such disclosure the Company shall, to the extent legally permissible, use all commercially reasonable efforts to consult with you regarding the substance of such disclosure and steps that may be available to minimize the extent of such disclosure (including without limitation by using all commercially reasonable efforts to cooperate with you and provide you with an opportunity to respond and seek confidential treatment if reasonable under the circumstances).

        In the event that you or any of your Representatives are requested or required (by any applicable law or regulation or pursuant to oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice, to the extent legally permissible, of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless in the opinion of your outside counsel, legally compelled to disclose Evaluation Material to any tribunal or other entity or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose to such tribunal or other entity only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you exercise all commercially reasonable efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal or other entity.

        If you decide that you do not wish to proceed with a transaction with the Company, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you will promptly (and in no event later than five business days after such request) deliver to the Company or destroy all written Evaluation Material (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto and you and your Representatives shall not retain any copies, extracts or other reproductions in whole or in part of such material. In the event of such a decision or request, all Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof (including that stored in any computer or similar device) shall be retained and such destruction shall, upon the Company' written request, be certified in writing to the Company by an authorized officer supervising such destruction. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder. Notwithstanding the foregoing, you may retain, to the extent required by law or your customary record-keeping policies, one copy of the Evaluation Material; and further, electronic archival copies of Evaluation Material need only be destroyed in accordance with your standard destruction policy for such archival copies. All Evaluation Material retained pursuant to the prior sentence shall be kept under the control of your executive officer in charge of legal affairs. Evaluation Material so retained will remain subject to the terms of this letter agreement.

        You understand and acknowledge that neither the Company nor any of its Representatives (including, without limitation, any investment bank that the Company informs you is acting as its representative in connection with the possible transaction ("IBANK")), or any of their respective directors, officers, stockholders, partners, owners, employees, affiliates or agents make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives (including, without limitation, IBANK), or any of their respective directors, officers, stockholders, partners, owners, employees, affiliates or agents shall have any liability to you or to any of your Representatives or any other person relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

        To the extent that any Evaluation Material may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you and we understand and agree that we and you have a commonality of interest with respect to such matters and it is our and your desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine and other applicable privilege shall remain entitled to such protection under these privileges, this letter agreement, and under the joint defense doctrine.

        In addition, you hereby acknowledge that you are aware (and that prior to their receipt of any Evaluation Material your Representatives who are apprised of a possible transaction have been or will be advised) that the United States and other applicable securities laws prohibit any person who has material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

        You agree that all communications regarding a possible transaction regarding the Company, all requests for additional information, facility tours or management meetings and all discussions or questions regarding procedures with respect to a possible transaction, will be submitted or directed to a person or persons designated by the Company. Without the express prior consent of the Company, you agree that you will not, directly or indirectly, contact or communicate with any other officer, employee or agent of the Company.

        In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of one year from the date hereof, neither you nor any of your affiliates will solicit to employ, or hire, (i) any of the officers of the Company or (ii) any of the other employees of the Company with whom you have come into contact during the course of due diligence, in each case so long as they are employed by the Company, without obtaining the prior written consent of the Company; provided that the placement of general advertisements (but not, for the avoidance of doubt, the hiring of individuals who respond thereto) shall not constitute a breach of this provision.

        In consideration of the Evaluation Material being furnished to you, you hereby agree that, during the period commencing on the date of this letter agreement and ending on the earlier of (i) the 18 month anniversary of the date of this letter agreement and (ii) the occurrence of a "Significant Event" (as defined below), neither you nor any of your Representatives shall, without the prior written consent of an authorized officer of the Company or its board of directors:

          (a)   acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any Voting Securities or direct or indirect rights to acquire any Voting Securities of the Company or any subsidiary thereof, or any assets of the Company or any subsidiary or division thereof (provided, however, that the foregoing shall not be understood to limit your ability to propose or enter into other ordinary course commercial transactions with the Company, including licensing, marketing, production and similar arrangements, that do not involve a sale, transfer or license (other than a limited license) of all or any substantial portion of the stock, assets or business of the Company or its subsidiaries);

          (b)   make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules of the Securities and Exchange Commission (the "SEC")), or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company;

          (c)   make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets;

          (d)   form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing;

          (e)   otherwise act or seek to control or influence the management, Board of Directors or policies of the Company;

          (f)    take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in clauses (a) through (e) above; or

          (g)   request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph.

        For purposes of this letter agreement, (i) "Significant Event" shall mean any of (A) the acquisition by any person or "13D Group" (as defined below) (other than you or any of your affiliates) of beneficial ownership of "Voting Securities" (as defined below) of the Company representing 15% or more of the then outstanding Voting Securities of the Company or, without limiting clause (C) below, the public announcement by the Company that it has entered into any agreement providing for such an acquisition; (B) the announcement or commencement by any person or 13D Group (other than you or any of your affiliates) of a tender or exchange offer to acquire Voting Securities of the Company which, if successful, would result in such person or 13D Group owning, when combined with any other Voting Securities of the Company owned by such person or 13D Group, 15% or more of the then outstanding Voting Securities of the Company; or (C) the entry into by the Company, or determination by the Company to seek to enter into, any merger, sale or other business combination transaction pursuant to which the outstanding Voting Securities of the Company would be converted into cash or securities of another person or 13D Group or 30% or more of the then outstanding Voting Securities of the Company would be owned by persons other than the then current holders of shares of common stock of the Company, or which would result in all or substantially all of the Company's assets being sold to any person or 13D Group; (ii) "Voting Securities" shall mean, at any time, shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors; provided, that for purposes of this definition any securities which at such time are convertible or exchangeable into or exercisable for shares of common stock of the Company shall be deemed to have been so converted, exchanged or exercised; and (iii) "13D Group" shall mean, with respect to the Voting Securities of the Company, any group of persons formed for the purpose of acquiring, holding, voting or disposing of such Voting Securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Securities representing more than 5% of the total combined voting power of all such Voting Securities then outstanding. You represent and warrant that neither you nor, to your knowledge, any of your affiliates (as defined in Rule 405 under the Securities Act) owns, of record or beneficially, any voting securities of the Company, or any securities convertible into or exercisable for any such voting securities.

        Each party hereto understands and agrees that no contract or agreement providing for any transaction involving the Company shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and each party hereby waives, in advance, any claims (including, without limitation, claims for breach of contract) in connection with any transaction involving the Company unless and until you and the Company shall have entered into a final definitive agreement. You and the Company also agree that unless and until a final definitive agreement regarding a transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement or any other written or oral expression with respect to such transaction, except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time and for any reason or no reason. You further understand that (i) the Company and its Representatives shall be free to conduct any process for any transaction involving the Company, if and as they in their sole discretion shall determine

(including, without limitation, negotiating with any other interested parties and entering into a preliminary or definitive agreement without prior notice to you or any other person); and (ii) any procedures relating to such process or transaction may be changed at any time without notice to you or any other person. Each party hereto further understands that it shall not have any claims whatsoever against the other party, its Representatives or any of their respective directors, officers, stockholders, owners, partners, employees, affiliates or agents arising out of or relating to any transaction involving the Company (other than those as against the parties to a final definitive agreement with you in accordance with the terms thereof) nor, unless a final definitive agreement is entered into with you, against any third party with whom a transaction is entered into. Neither this paragraph nor any other provision in this letter agreement can be waived or amended except by written consent of both parties, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment. For the purposes of this paragraph, the term "definitive agreement" shall not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance by the Company of any offer or bid on your part. Notwithstanding the foregoing, nothing in this paragraph shall limit the rights or obligations of either party or its Representatives under this letter agreement.

        It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

        You acknowledge and agree that the Company has not granted you any license, copyright or similar right with respect to any of the Evaluation Material.

        You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and that irreparable damage will result to the Company if information contained therein or derived therefrom is disclosed to any third party except as herein provided or is used for any purpose other than the evaluation of a possible negotiated transaction with the Company. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, nonappealable order that a party has breached this letter agreement, then the non-prevailing party shall be liable and pay to the prevailing party the reasonable legal fees and disbursements incurred by prevailing party in connection with such litigation, including any appeal therefrom.

        This letter agreement is for the benefit of each party hereto, the Representatives of each party hereto (including, without limitation, IBANK) and their respective directors, officers, stockholders, partners, owners, employees, affiliates and agents, and shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts), and each party further agrees that service of any process, summons, notice or document by Federal Express, DHL, UPS, Airborne or any other recognized international courier service to its respective address set forth in this letter agreement shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        The rights of the Company under this letter agreement may be assigned in whole or in part to any purchaser of the Company, which purchaser shall be entitled to enforce this letter agreement to the same extent and in the same manner as the Company is entitled to enforce this letter agreement. You may not assign your rights or obligations under this letter agreement to any person or entity without the prior written consent of the Company. Subject to the foregoing, this letter agreement shall be binding on the respective successors and assigns of the parties hereto.

        The letter agreement contains the entire agreement between you and the Company concerning the subject matter hereof, and no modification of this letter agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by you and the Company.

        This letter agreement shall expire 24 months from the date hereof, provided that the restrictions on the disclosure and use of any Evaluation Material retained in accordance with the terms of the fifth sentence of the sixth paragraph of this letter agreement shall continue until the later of (a) the date 24 months from the date hereof and (b) the earlier of (i) the return or destruction of such Evaluation Material or (ii) five years from the date hereof.

        For the convenience of the parties, this letter agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both parties.

        Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,
Sepracor Inc.
By:	/s/ ANDREW I. KOVEN
	Name:	Andrew I. Koven
	Title:	EVP, General Counsel & Corporate Secretary

Accepted and agreed as of the date first written above:

Dainippon Sumitomo Pharma

By:	/s/ YUTAKA TAKEUCHI
	Name:	Yutaka Takeuchi
	Title:	Executive Director

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